Exhibit 5.1

Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis Minnesota 55402-3901 Phone +1 612 766 7000 Fax +1 612 766 1600

February 24, 2012

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

Ladies and Gentlemen:

We have acted as counsel for Hutchinson Technology Incorporated (the “Company”) in connection with the preparation of a Registration Statement on Form S-1 (as it may be amended, the “Registration Statement”) with respect to the offer to exchange (the “Exchange Offer”) 8.50% Senior Secured Second Lien Notes due 2017 (the “New Notes”) for 3.25% Convertible Subordinated Notes due 2026 (the “Outstanding 3.25% Notes”); the offers to purchase (the “Tender Offers”) Outstanding 3.25% Notes and 8.50% Convertible Senior Notes due 2026; and the rights offering (the “Rights Offering”) to subscribe for 40,000 units (each, a “Unit”), with each such Unit consisting of $1,000 principal amount of New Notes and a warrant (each, a “Warrant”) to purchase 96.725 shares of common stock of the Company, par value $.01 per share (the “Common Stock”), and the associated rights (the “Associated Rights”) under the Rights Agreement, dated as of July 29, 2010 between the Company and Wells Fargo Bank, National Association, as rights agent, as amended (the “Rights Agreement”). The New Notes, Units, Warrants, Common Stock and Associated Rights are referred to herein as the “Securities.” All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Registration Statement.

The terms and conditions of each of the Exchange Offer, the Tender Offers and the Rights Offering, as well as the terms of the Securities, are set forth in a prospectus and offer to purchase (as it may be amended, the “Prospectus”) constituting a part of the Registration Statement. The New Notes will be issued under the indenture between the Company and Wells Fargo Bank, National Trustee, as trustee (the “Trustee”), substantially in the form filed as Exhibit 4.9 to the Registration Statement (the “New Note Indenture”). The Warrants will be issued under the Warrant Agreement between the Company and Wells Fargo Bank, National Association, as warrant agent (the “Warrant Agent”), substantially in the form filed as Exhibit 4.11 to the Registration Statement (the “Warrant Agreement”). The Common Stock issuable upon exercise of the Warrants is to be issued under the Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”). The Associated Rights will arise under the Rights Agreement. The New Note Indenture, the Warrant Agreement, the Articles of Incorporation, and the Rights Agreement are referred to herein as the “Governing Documents.”

We have examined or are otherwise familiar with the Articles of Incorporation and the Restated By-Laws of the Company (the “By-Laws”), the corporate actions taken in connection with the issuance of the New Notes, Units and Warrants and of the Common Stock issuable upon exercise of the Warrants

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(the “Corporate Proceedings”), the Registration Statement, the Rights Agreement, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that:

1.	upon (a) the due execution and delivery of the New Note Indenture, and the qualification of the New Note Indenture under the Trust Indenture Act of 1939, as amended, the New Note Indenture will be a valid and binding obligation of the Company;

2.	upon the execution and delivery of the Warrant Agreement, the Warrant Agreement will be a valid and binding obligation of the Company;

3.	upon (a) the completion of the Exchange Offer as provided in the Registration Statement, (b) the due execution and delivery of the New Notes issuable pursuant to the Exchange Offer, and (c) the due authentication by the Trustee of such New Notes pursuant to the New Note Indenture, such New Notes will be valid and binding obligations of the Company; and

4.	upon completion of the Rights Offering as provided in the Registration Statement, the Units will be valid and binding obligations of the Company, and

a.	upon (i) the due execution and delivery of the New Notes issuable as a component of the Units pursuant to the Rights Offering, and (ii) the due authentication by the Trustee of such New Notes pursuant to the New Note Indenture, such New Notes will be valid and binding obligations of the Company,

b.	upon (i) the due execution and delivery of the Warrants issuable as a component of the Units pursuant to the Rights Offering, and (ii) the due countersignature and delivery by the Warrant Agent of the Warrants pursuant to the Warrant Agreement, the Warrants will be valid and binding obligations of the Company, and

c.	upon the due execution, registration of issuance and delivery of certificates representing the Common Stock issuable upon exercise of the Warrants, the Common Stock and any Associated Rights will be duly and validly issued, fully paid and nonassessable, except that, to the extent they relate to the validity, binding effect or enforceability of provisions of any instrument or agreement, each of the foregoing opinions is limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, receivership and other laws of general application affecting the enforcement of creditors’ rights, and (ii) general equity principles, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, whether considered in a proceeding in equity or at law.

The foregoing opinions assume that (a) the Registration Statement shall have become effective under the Securities Act, (b) at the time any Common Stock or Associated Rights are issued or delivered, the Company will remain duly organized, validly existing and in good standing under the laws of the State of Minnesota, there will not have occurred any change in the law or in the Articles of Incorporation or By-Laws affecting such issuance or delivery, and no relevant Corporate Proceedings will have been modified or rescinded, (c) the Common Stock will be issued upon exercise of the Warrants in accordance with the terms of the Warrant Agreement and in accordance with, and in compliance with any limitations set forth in, the applicable Corporate Proceedings and the Warrant Agreement, and (d)

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the number and amount of the Common Stock issued will not exceed the then remaining unreserved and unissued number and amount of the Common Stock authorized for issuance in the applicable Governing Documents. Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that may limit the enforceability of provisions imposing premiums or liquidated damages to the extent such provisions constitute, or are deemed to constitute, a penalty or forfeiture.

We have relied as to certain relevant facts upon certificates of public officials and certificates of and/or information provided by officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (a) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question or carry out their role in it, (b) each party to any instrument or agreement relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such instrument or agreement enforceable against it, (c) each party to any instrument or agreement relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such instrument or agreement against the Company, and (d) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

Our opinions set forth herein are limited to the laws of the State of Minnesota, the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Prospectus under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this exhibit.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,

FAEGRE BAKER DANIELS LLP

by:	/s/ David M. Vander Haar